INDEPENDENT AUDITOR'S REPORT

July 28, 1999
To the Board of Directors
American Industries, Ltd.
Las Vegas, Nevada

	I have audited the accompanying consolidated balance sheets of American Industries, Ltd. and its subsidiary as of March 31, 1999, and 1998, and the accompanying consolidated statements of stockholders' equity, operations and cash flows for the three years ended March 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

	I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

	In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Industries, Ltd. as of March 31, 1999, and 1998, and the results of operations and cash flows for the three years ended March 31, 1999, in conformity with generally accepted accounting principles.

	The statements have been prepared assuming that the Company will continue in existence. The Company currently has no operations, no income and is dependent upon current management to cover administrative expenses with loans to the Company. Management is currently attempting to merge with an operational company. No assurance can be made that a merger will happen. No assurance can be made that current management will continue to pay for the administrative expenses. The debts listed on the balance sheet for March
31, 1999, are all debts related to current management as explained. No adjustments have been made to the financial statements for the liquidation of the assets or debts.




\s\ Barry L. Friedman
Barry L. Friedman
Certified Public Accountant

American Industries, Ltd.
Consolidated Balance Sheets
as of March 31, 1999 and 1998
AMERICAN INDUSTRIES, LTD.

                    CONSOLIDATED BALANCE SHEET

                               MARCH 31, 1999     MARCH 31, 1998

    ASSETS


  Cash                                 13,749             13,826


Total Current Assets                   13,749             13,826

 Equipment (net of depreciation)         -                   -

 Investment Assets                 61,084,822         61,084,822

  Total Assets                     61,098,571         61,098,648



               LIABILITIES

Accounts Payable                       104,023         37,455

Total Current Liabilities              104,023         37,455

                STOCKHOLDERS EQUITY

  Common stock
   Authorized 50,000,000 shares
   Issued and outstanding -
   20,006,586 shares
   and 20,006,145 shares respectively
   par value $0.10                 2,000,659          2,000,659

  Paid in Capital                 60,042,884         60,042,884

  Retained earnings (loss)        (1,048,995)          (982,350)

Total Stockholders' Equity        60,994,548         61,061,193

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY              61,098,571         61,098,648

                             f-2

The accompanying notes are an integral part of these financial statements.


American Industries, Ltd.
Consolidated Statements of Stockholders' Equity
For the three years ended March 31, 1999


               	       Common       Stock      Paid in    Retained     Total
	                Stock       Amount     Capital    Earnings

Balance March 31, 1996  20,002,395 2,000,240  59,958,775 (837,897)  61,122,118

Common Stock                 3,750       375      74,625                75,000

Fiscal Year End, March 31,1997
Retained Earnings (Loss)			          (42,004)     (42,004)

Balance March 31, 1997	20,006,145 2,000,615  60,033,400 (878,901)  61,155,114


Common Stock                   441        44       9,484                 9,528


Fiscal Year End, March 31,1998
Retained Earnings (Loss)		                 (103,449)    (103,449)

Balance March 31, 1998  20,006,586 2,000,659  60,042,884 (982,350)  61,061,193

Fiscal Year End March 31,1999
Retained Earning (Loss)                                   (66,645)     (66,645)

Balanch, March 31, 1999 20,006,586 2,000,659  60,042,884 (1,048,995) 60,994,548





[FN]
The accompanying notes are an integral part of these financial statements.

					         (F-3)


American Industries, Ltd.
Consolidated Statements of Operations
for three years ended March 31, 1999


                                   March 31, March 31, March 31,
                                     1999      1998     1997


Revenue

Revenue from Contracts and Services   -          -       33,000
Interest Income                       -          -       12,000

Total Revenue                         -          -       45,000

Expenses

General & Administrative expenses   17,577     16,511    78,914
Interest Expense                     9,528      8,090     1,800
Professional Services               45,233     22,523       -
Loss on Worthless Securities           -       50,000       -
Loss on Worthless Accts. Receivable    -        1,540       -
Loss on Disposal of Fixed Assets       -        3,347       -

Total Expenses                      66,645    103,449    87,004

Income (loss) before Income Taxes  (66,645   (103,449)  (42,004)

Provision for Income Taxes             -          -         -

Net Income (Loss)                  (66,645)  (103,449)   (42,004)

Earnings per Common Share            (0.00)     (0.01)     (0.00)

Weighted Avg.
Common Shares Outstanding        20,006,586 20,006,146  20,000,445
                            f-4

The accompanying notes are an integral part of these financial statements.



American Industries, Ltd.
Consolidated Statement of Cash Flow
for the three years ended March 31, 1999



                                           March 31,   March 31,  March 31,
                                             1999       1998      1997

Net Income (Loss)                           (66,645) (103,449)  (42,004)

Adjustments
Change in Receivables                          -        3,827     3,593
Change in Payables                           66,645    27,523     8,090
Loss of Fixed Assets                            -       3,347       -
Loss on Securities                              -      50,000       -

Cash from Operations                            (77)  (18,752)  (30,321)

Investing Activities
Decrease in Investments                           -       -      (45,000)

Cash Used in Investing                            -       -      (45,000)

Financing Activities
Common Stock Sales                                -      9,528    75,000

Cash from Financing                               -      9,528    75,000

Net Change in Cash                               (77)   (9,224)     (321)

Beginning Cash                                13,826    23,050    23,371

Ending Cash                                   13,749    13,826    23,050




The accompanying notes are an integral part of these financial statements.


American Industried, Ltd.
Notes to the Consolidated Statements
March 31, 1999 and March 31, 1998

Note 1 *The Company and Summary of Significant Accounting Policies.

The Company is a holding company organized under the laws of Nevada in 1919. The Company's subsidiary, Global Technologies S.A. was organized as a European
Company under the laws of the Grand Duche of Luxembourg. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applicable in the United States of America and are stated in United States dollars.
The Company's former president, Zack Monroe, died on July 25, 1997. This has caused the services of the Company to be halted. Mr. George Balis, the then vice president, was subsequently elected as President and has been trying to arrange the continuation of the Company.

Principals of Consolidation

The consolidated financial statements include the accounts of the company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

Earnings Per Share

Earnings per share is computed on the weighted average number of shares outstanding during the year.

Note 2 * Acquisitions

Global Technologies S.A. under acquisition agreement became a subsidiary of the company. Initially, the authorized capital of the Luxembourg company was 500,000 shares of stock at 1000 Francs (LUF) per share, 120,000 shares are issued and outstanding, fully paid and non-assessable, with capital reserve in gem investments. By decision of a meeting of shareholders held December 29, 1995, the par value of Global Technologies S.A. has been reduced to 250 LUF per share. 120,000 shares are still issued and outstanding, fully paid and non-assessable. The decision to reduce the authorized capital was made to reduce taxes and other expenses in Luxembourg. Global
Technologies S.A., operates under the status of a holding company under Luxembourg Law with the use of financial assets with historical perpetual value operating in conformity with the Grand Duche of Luxembourg Decree of December 17, 1938. Global
Technologies S.A. registered as a professional business, Financial Investment, International Mergers,
International Acquisitions, International Portfolio
Management as set forth in notes to financial statements contained herein.

American Industried, Ltd.
Notes to the Consolidated Statements
March 31, 1999 and March 31, 1998



Note 3	* Investments - Gemstones

The Company has listed under Investments, investment quality gemstones (emeralds, sapphires and rubies).
These stones are uncut. Uncut gemstones do not fluctuate in value like the cut stones do because of daily market conditions. Their value is more constant.
These gems are owned by the Company's wholly owned subsidiary, Global Technologies. The Company purchased
Global Technologies in 1993. The historic basis of the gemstones on the books of Global was carried over for the basis of the gemstones once the merger was effected. Purchase accounting was utilized in this merger. Notwithstanding that purchase accounting was utilized as directed by GAAP, the gemstones were not given a step up in basis. That is because their historic basis was approximate to their fair market value at the time of the merger. The gemstones were also appraised. Periodically, the gems are reappraised to assure management that the value placed on this investment is correct. Most recently, an appraisal was completed by Mr. Marco Vesters, Certified Gemologist and Fellow of the Gemological Association of Great
Britain, license number D-7127.

The gems are physically located in a bank vault in Las
Vegas, Nevada. The Company's subsidiary, Global
Technologies, plans to utilize these assets to establish a relationship with a correspondent bank in Europe. With this relationship, Global plans to issue letters of credit and other services for European companies.


Note 4 ? Accounts Payable

The accounts payable represent professional fees and other general and administrative expenses that were paid by the president and board members on behalf of the Company.

	1999	1998
	Accounts Payable	$104,023	$37,455

American Industried, Ltd.
Notes to the Consolidated Statements
March 31, 1999 and March 31, 1998


Note 5 * Provision for Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Change in Deferred Tax plus Valuation Account   0
Current Taxes Payable		 	        0
Provision for Income Taxes                      0

Note 6	* Leases

The Company has one year remaining on the three year lease with its offices in Las Vegas, Nevada for $6,000.00 per year. The Company has offices in Europe which are on a month-to-month basis.


Note 7 * Dependency on President

The current president has been largely responsible for the existence of the Company. Since he has become president, he has worked to rid the Company of investment and programs that were not profitable. He has also infused monies and sought out loans from other principals to pay the Company's administrative expenses. He is also active in pursuing a suitable merger candidate. Without his abilities, the Company would have a difficult time continuing in existence.
